Exhibit 99.1

For Immediate Release
Contact:	Jerry Daly, Carol McCune	Dennis Craven
	Daly Gray Public Relations	Chief Financial Officer
	(Media)	(Company)
	jerry@dalygray.com	dcraven@cl-trust.com

	(703) 435-6293	(561) 227-1386

Chatham Lodging Announces Dividend, Provides Business Update

PALM BEACH, Fla., December 16, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium branded select-service hotels, today announced that its board of trustees has declared a common share dividend of $0.175 for the 2010 fourth quarter. Based on the company’s common share closing price of $17.19 at the close of business on December 15, the annualized dividend represents a yield of approximately 4.1 percent. The common dividend is payable January 14, 2011, to shareholders of record on December 31, 2010.

“Our initial 13 hotels are producing strong unleveraged yields that average approximately 8 percent, so our dividend is well covered by free cash flow from our hotels,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “We believe we are in the early stages of a lodging cycle recovery and that our unleveraged yields will continue to expand in 2011 as the industry rebound gains traction. The completion of renovations at six of our 13 hotels in 2011 will position us to gain market share and will drive earnings and dividend growth.”

Year-end Outlook

Pro forma revenue per available room (RevPAR) at the company’s 13 hotels was up approximately 5 percent for the fourth quarter through November had the company owned all the hotels for the entire period. “We are encouraged about the industry’s prospects for 2011 and beyond, due to forecasts for continued economic growth and limited new supply on the horizon,” Fisher commented. “Our pipeline remains strong and at pricing that is consistent with our expectations.”

The company accelerated the renovations that were scheduled to be completed on three of its Homewood Suites hotels, located in Billerica, Mass., Brentwood, Tenn. and Farmington, Conn. “Given the strong forward outlook for the industry, we expedited those renovations where it made sense to accelerate displacement,” remarked Dennis Craven, Chatham’s chief financial officer. “While this will have a slight impact on RevPAR in the 2010 fourth quarter, we expect it to translate into even better performance in 2011.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns 13 hotels with an aggregate of 1,650 rooms/suites in nine states. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.